UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                   FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                             Commission File Number 0-29111


                         Altadigit International Corporation
                         -----------------------------------
             (Exact Name of registrant as specified in its charter)

                           8 & 16 Avenue de la Victoire
                              06250 Mougins, France
                                 33 68888 0666
                         --------------------------------
        (Address, including zip code, and telephone number, including the area code of principal executive offices)

                 Common Stock, par value $0.001 per share
                 ----------------------------------------
       (Title of all classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [X]   Rule 12h-3(b)(1)(i)      [X]
        Rule 12g-4(a)(1)(ii)    [ ]   Rule 12h-3(b)(1)(ii)     [ ]
        Rule 12g-4(a)(2)(i)     [ ]   Rule 12h-3(b)(2)(i)      [ ]
        Rule 12g-4(a)(2)(ii)    [ ]   Rule 12h-3(b)(2)(ii)     [ ]
                                      Rule 15d-6               [ ]


Approximate number of holders as of the certification or notice date: Four

Pursuant to the requirements of the Securities Exchange Act of 1934, Altadigit International Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 19, 2005                     By: /s/ Daniel Laroque
                                             ------------------
                                                 Daniel Laroque
                                                 President